EMPLOYMENT AGREEMENT
BETWEEN FLIGHT SAFETY TECHNOLOGIES, INC.
AND
SAMUEL A. KOVNAT

THIS AGREEMENT made as of this 3rd day of November, 2000, by and between Flight Safety Technologies, Inc., a Delaware Corporation with a principal place of business at 1 Spar Yard Road, New London, Connecticut (hereafter "Flight Safety" or the "Company"), and Samuel A. Kovnat, an individual residing at 252 Denison Hill Road, North Stonington, CT 06359 (hereafter or "Employee").

RECITALS:

WHEREAS, Flight Safety is engaged in the business of designing, developing, marketing, managing and operating proprietary devices, equipment, and technologies to enhance aviation safety, increase airport capacity and reduce airport delays (the "Business");

WHEREAS, Flight Safety desires to employ Employee to provide certain services related to the development and operation of its business; and

WHEREAS, Employee desires to render such services.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Employment.

     (a)     Flight Safety hereby employs Employee as its Chief Executive Officer and Chairman of its Board of Directors with principal responsibility for obtaining financing for the Company from governmental agencies and other sources, articulating the mission of the Company, and coordinating its operations with the President, Chief Financial Officer, and Technical Director. and Employee hereby accepts the appointment to serve in each capacity at Flight Safety. During the term of this agreement, Employee will be responsible to report to the Board of Directors of the Company.

     (b)     The Employee hereby accepts such appointment subject to the provisions and conditions of this Agreement.

2.     Duration of Agreement. This Agreement shall extend for a period of three (3) years if not sooner terminated pursuant to Section 6 below. The parties may agree by written amendment to continue this Agreement after that date on a year to year basis.

3.     Employee's Duties. The Employee shall devote so much of his time and attention to the affairs of the Company as are necessary to effectively carry out his assigned duties. Nothing in this Agreement shall restrict Employee, however from expending his personal time on his own ventures or investments so long as: (i) such activities are consistent with the Employee's duties with the Company; (ii) such activities and time commitments do not impair the effective performance of his duties for the Company; (iii) such activities do not, directly or indirectly, compete with the Business of the Company; and (iv) Employee discloses such activities to the Board of Directors.

     (a)     The Employee will cooperate with the Company in any efforts by the Company to obtain a life insurance policy on the life of the Employee for the benefit of the Company.

4.     Company's Duties.

     (a)     The Company shall:

          (i)     Compensate Employee as set forth in Section 5 below.

          (ii)     Furnish the Employee with a suitable private office, and such equipment, supplies, instruments, and clerical and staff support as are reasonable and necessary to fulfill his responsibilities as set forth in this Agreement.

          (iii)     Furnish the Employee with such data, materials, documents and other information as are reasonable and necessary to fulfill his responsibilities and duties as set forth in this Agreement.

          (iv)     Reimburse the Employee for all reasonable out of pocket business expenses he incurs to fulfill the terms of this Agreement, approved by the Company in accordance with its policies, rules, standards, and/or procedures governing such expenses, including without limitation, those for travel, lodging, food, telephone, facsimile and other electronic voice or data transmissions. The Employee shall submit periodic reports of such expenses on forms with supporting documentation as the Company shall prescribe for its executive Employees and Company shall pay such reimbursement within forty-five (45) days of such submissions.

     (b)     The Company, upon approval of the Board of Directors, may pay additional compensation to members of the management, including the Board of Directors beyond that amount set forth in Sections 5(a) and 5(b) below. The Board may approve such additional compensation if it views such additional compensation to be in the best interest of, and fair to the Company. Such additional compensation may be the form of, without limitation, stock options, warrants, or performance bonuses.

5.     Compensation.

     (a)     The Company shall pay Employee, at a minimum, a base annual salary of $166,000 ("Base Compensation") for each of the three years. Compensation shall be in monthly installments payable on the last day of each month, except as the parties may agree to another installment practice with consent of Board of Directors from time to time. There shall be no adjustment for cost of living increases or Consumer Price Index increases. This compensation is subject to Section 5(d) below.

     (b)     Employee shall be eligible to participate in coverage under the Company's employee and insurance plans or programs and other employee benefit plan or programs, if any, at least equal to the coverage provided to other full-time executives of Flight Safety, including an annual allowance of up to $4,800 payable monthly to cover the costs of individual medical insurance premiums and/or medical costs and expenses.

     (c)     Employee may be paid additional compensation (as a member of management and/or the Board of Directors) as the Board may approve from time to time pursuant to Section 4(b) above.

     (d)     Employee understands that a substantial portion of the Company's revenues result from payments under contracts with various airport authorities and related state and municipal authorities, and various agencies of the Federal government which depend upon ongoing appropriations and funding by the U.S. Congress and such agencies. Employee agrees that in the event of delays in such funding the Company shall have the right to impose unpaid furloughs and/or apportion salaries on an hourly basis provided, however, that any such furloughs or apportionment shall be imposed on terms and conditions approved by the Company's Executive Committee (which shall include its Chief Executive Officer, President, Executive Vice President/Technical Director, and Chief Financial Officer) in a manner that is in the best interests of the Company.

6.     Termination.

     (a)     The Term of this Agreement shall end on the date of the first of the following events to occur:

          (i)     Close of business three (3) years to the date following the execution of this Agreement.

          (ii)     Thirty (30) days following the Board of Director's receipt of written notice of the Employee's resignation. The Employee shall not deliver any such notice until the parties have had prior verbal discussions.

          (iii)     The date on which or in the case of (A), (B), the date which is thirty (30) days after the date on which the Employee shall have received written notice from the Board of Directors of the Company that it has decided to terminate his employment for cause, which notice shall specify the nature of such cause. For purposes of this subsection, "cause" shall mean any of the following:

               (A)     The breach of any term of this Agreement.

               (B)     The repeated, deliberate or intentional failure, refusal, or the habitual neglect of the Employee to perform his duties to the standard required under this Agreement (except by reason of short term or long term disability).

               (C)     Acts constituting gross negligence in the performance of his duties or any cause based on criminal misconduct.

               (D)     An act of dishonesty by the Employee intended to result in gain or personal enrichment of the Employee at the Company's expense.

               (E)     In the event that the Employee is unable for a period of one hundred eighty (180) consecutive days to substantially perform his duties and services under this Agreement by reason of illness or incapacity, the thirtieth (30th) day after the date on which Employee shall have received written notice from the Board of Directors of the Company that it has decided to terminate his employment because of such disability.

               (F)     The date on which the Employee shall have received written notice form the Board of Directors of the Company that it has decided to terminate his employment without cause.

               (G)     Death of the Employee.

     (b)     Termination of the Employee's employment pursuant to Section 6(a) shall not affect Employee's obligation under Sections 7 (Confidentiality), 8 (Restrictive Covenants), and 11 (Inventions).

     (c)     In the event of termination without cause as provided in subsection (F) the Company will continue to pay the Employee an amount equal to his pay for eighteen month monthly installments (eighteen months salary) or the amount equal to his pay for the number of monthly installments remaining under this Agreement, whichever is less.

7.     Confidentiality.

     (a)     The Employee may now and in the future have access to, and may be given information with respect to the special business techniques, concepts, designs, drawings, ideas, models, inventions, molds, forms, software programs, other intangible work product and tangible deliverables, patents, copyrights, trade secrets, other intellectual property, systems, know-how, financial, accounting and production policies, procedures, records and infrastructure, lists of customers, and all other information regarding manufacture, implementation or distribution of the products, plans and technology (the "Confidential Information) that are a part of or used or useful in the Business of the Company and its members, employees, agents, subsidiaries or affiliates (the "Protected Party"), which is not generally known to the public and gives the Protected Party an advantage over its respective competitors who do not know or use the Confidential Information. The Employee acknowledges that all of such Confidential Information as it now or in the future exists:

          (1)     Belongs to the Company, its shareholders, subsidiaries and affiliates;

          (2)     Constitutes specialized and highly confidential information not generally known in the industry; and

          (3)     Constitutes a valuable asset of the Company.

          Accordingly, the Employee recognizes and acknowledges that it is essential to the Company to protect the confidentiality of such Confidential Information.

     (b)     The Employee agrees to act as a trustee of such Confidential Information and of any other confidential information he acquires in connection with his association with the Company. Further, as an inducement to the Company to retain him as an employee, he will hold all such Confidential Information, in trust and confidence for the use and benefit solely of the Company.

     (c)     The Employee agrees to refrain from divulging or disclosing any Confidential Information to others and from using such Confidential Information, except for the benefit of the Company as contemplated hereunder. The Employee further agrees to refrain from taking any other actions, which would tend to destroy or reduce the value of the Confidential Information to the Protected Party.

     (d)     Upon the Employee's termination (for any reason), the Employee shall deliver, or cause to be delivered in the case of termination because of incapacity, to the Company all documents and data of any nature pertaining to his work with the Company. The Employee shall not take any documents or data of any description or any reproduction of any description containing or pertaining to any Confidential Information.

     (e)     The confidentiality provisions of this Section 7 are intended to supplement and not supersede the applicable provisions of the Uniform Trade Secrets Act, to the fullest extent applicable.

     (f)     During the term hereof, and thereafter, the Employee shall not disclose such Confidential Information to any person, firm, association, or other entity for any reason or purpose whatsoever, unless such information has already become common knowledge or unless the Employee is required to disclose it by judicial process. The Employee shall notify the Company in writing of such judicial process prior to disclosure, and allow the Company a reasonable opportunity to defend and protect its rights therein.

8.     Restrictive Covenants.

     (a)     For a period of thirty six (36) months after the expiration or termination of this Agreement for any reason whatsoever, the Employee shall not, directly or indirectly, engage in activities for, nor render services (similar or reasonably related to those in which the Employee shall have rendered to the Company) to, any person, entity, firm, business organization which directly or indirectly competes with the Business of the Company to the extent and insofar as such competition is based on or exploits the Confidential Information or Inventions of the Company, whether now existing or hereafter established, nor shall the Employee entice, induce or encourage any of the Company's employees to engage in any activity which, were it done by the Employee, would violate any provision of the this section.

     (b)     For a period of three (3) years after the expiration or termination of this Agreement for any reason whatsoever, the Employee shall not, directly or indirectly, solicit the Company's employees or independent contractors to leave their employ or terminate their contracts with the Company. Further, the Employee shall not offer or cause to be offered employment or an independent contract to any person who was employed by or under contract with the Business of the Company at any time during the eighteen (18) months prior to the termination of his employment with the Company.

     Upon the Employee's written request to the Company specifying the activities proposed to be conducted by the Employee, the Company may in its discretion give the Employee written approval(s) to personally engage in any activity or render services referred to in Subsection (a) upon receipt of written assurances (satisfactory to the Company and its counsel) from the Employee and from the Employee's prospective employer(s), partner(s) or company that the integrity and provisions of this Section will not in any way be jeopardized or violated by such activities, provided the burden of so establishing the foregoing to the satisfaction of the Company and its counsel shall be upon the Employee and his prospective employer(s), partner(s) or company

     (c)     The parties acknowledge that they have attempted to limit the Employee's right to compete only to the extent necessary to protect the Company from unfair competition. However, the parties hereby agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it finds the covenant to be reasonable under the circumstances existing at the time.

     (d)     The Employee further acknowledges that: (1) in the event his contract with the Company terminates for any reason, he will be able to earn a livelihood without violating the foregoing restrictions; and (2) that his ability to earn a livelihood without violating such restrictions is a material condition to his retention by the Company.

     (e)     The Employee's duties under this Section 8 shall survive termination of the Employee's employment with the Company. The Employee acknowledges that a remedy at law for any breach or threatened breach by the Employee of this Section 8 would be inadequate, and the Employee therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

9.     Warranty Against Prior Existing Restriction. The Employee represents and warrants to the Company that he is not a party to any agreement containing a non-competition clause or other restriction with respect to: (a) the services which he is required to perform hereunder; or (b) the use or disclosure of any information directly or indirectly related to the Company's business, or to the services he is required to render pursuant hereto.

10.     Inventions.

     (a)     The Employee agrees to promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others, during the period of the Employee's employment which are useful in the Business of the Company, or result from tasks assigned to the Employee by the Company, or result from use or premises owned, leased or contracted for by the Company (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called "Inventions").

     (b)     All Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. The Employee hereby assigns to the Company any rights he may have or acquire in all Inventions. The Employee further agrees as to all Inventions to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights, trademarks, and other rights and protections and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. The Employee's obligation to assist the Company in obtaining and enforcing patents, copyrights, trademarks and other rights and protections relating to the Inventions in any and all countries shall continue beyond the termination of the Employee's employment, but the Company shall compensate the Employee at a reasonable rate after such termination for time actually spent by Employee at the Company's request on such assistance.

     (c)     In the event the Company is unable after reasonable effort, to secure the Employee's signature on any document or documents needed to apply for or prosecute any patent, copyright, other right or protection relating to an Invention, for any reason whatsoever, the Employee hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as the Employee's agent and attorney-in-fact to act for and on the Employee's behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by the Employee.

     (d)     The Company makes no claim to any intellectual property or product which is developed or invented by the Employee and not useful in or unrelated to the Company's Business, provided such intellectual property or product does not violate any terms of Section 7 (Confidentiality), Section 8 (Restrictive Covenants), or Section 11 (Inventions) set forth in this Agreement. Further, the Employee's invention may not result from the use of Confidential Information.

11.     Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policy of each jurisdiction in which enforcement is sought. Accordingly, if any particular provision, section, or subsection of this Agreement is adjudged by any court of law to be void or unenforceable, in whole or in part, such adjudication shall not be deemed to affect the validity of the remainder of the Agreement, including any other provision, section, or subsection. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Each provision, section, and subsection of this Agreement is declared to be separable from every other provision, section, and subsection and constitutes a separate and distinct covenant.

12.     Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all previous verbal and written agreements. There are no other agreements, representations, or warranties not set forth herein.

13.     Notices. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested postage prepaid, addressed to the Company or Employee at their last known addresses. Addresses are as follows:

If to Company:	Flight Safety Technologies, Inc. 1 Spar Yard Road New London, Connecticut 06320
If to Employee:	Samuel A. Kovnat 252 Denison Hill Road North Stonington, CT 06359

14.     Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

15.     Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

16.     Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut.

17.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

18.     Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

19.     Remedies. The parties agree that in addition to any other rights and remedies available to the Company for any breach by the Employee of his obligations hereunder, the Company shall be entitled to enforce the Employee's obligations hereunder by court injunction, or court ordered affirmative action, which injunction or ordered action may restrain a future breaking of this Agreement if there is reasonable ground to believe that such a breach is threatened. The Employee further agrees to allow the Company to enjoin future use or disclosure of its Confidential Information if it has reasonable grounds to believe such action is necessary to protect such Confidential Information.

20.     Attorney's Fees. If either party hereto shall breach any of the terms hereof, such breaching party shall pay to the non-defaulting party all of the non-defaulting party's costs and expenses, including reasonable attorney's fees and costs, incurred by such party in enforcing the terms of this Agreement.

21.     Prohibition Against Assignment. The Employee agrees, for himself and on behalf of his successors, heirs, executors, administrators, and any person or persons claiming under him by virtue hereof, that this Agreement and the rights, interests, and benefits hereunder cannot be assigned, transferred, pledged, or hypothecated in any way and shall not be subject to execution, attachment, or similar process. Any such attempt to do so, contrary to the terms hereof, shall be null and void and shall relieve the Company of any and all obligations or liability hereunder.

IN WITNESS WHEREOF, I have on the date set forthwith unto my signature and seal.

For Company: Flight Safety Technologies, Inc.

By:	/s/ David D. Cryer

Its VP, CFO

For Employee:

/s/ Samuel A. Kovnat

Individually